News Release
Denbury Announces 2022 Capital Plan and Production Guidance, Focused on Progressing Strategic EOR and CCUS Initiatives

PLANO, Texas – February 24, 2022 – Denbury Inc. (NYSE: DEN) (“Denbury” or “the Company”) today announced its 2022 capital budget range for oil and natural gas development expenditures of $290 million to $320 million; at the midpoint comprised of $115 million for continuation of the Cedar Creek Anticline (“CCA”) EOR development and $190 million for other tertiary and non-tertiary oil-focused development projects, capitalized internal costs and CO2 sources and pipelines. This compares to total oil and natural gas development expenditures of $252 million in 2021, of which $123 million was invested in the CCA EOR development and $129 million in other tertiary and non-tertiary oil-focused development projects, capitalized internal costs and CO2 sources and pipelines. In addition to oil and natural gas development capital, the Company currently anticipates 2022 expenditures of approximately $50 million in connection with its strategic carbon capture, utilization, and storage (“CCUS”) initiatives, which could flex higher based on the progress and timing of various CCUS agreements, including the development of new sequestration sites.

Chris Kendall, Denbury’s President and Chief Executive Officer, commented, “Our 2022 capital program is designed to invest in our current operations at a sustaining level for the first time in several years, to continue the development of our cornerstone CCA EOR project, and to make strategic investments that further advance our leadership in CCUS. Based on our current oil price expectations, we anticipate accomplishing these three objectives while generating significant free cash flow, which will further strengthen our Company for transformational growth in CCUS.”

Denbury completed the 105-mile CCA CO2 Pipeline from the Bell Creek field to CCA in 2021. CCA EOR investment in 2022 totals an estimated $115 million, primarily consisting of the construction of field CO2 recycle facilities and infrastructure, capitalized Phase 1 CO2 costs, and the implementation of a development pilot in the Interlake formation. Based on the strong progress of the CCA project to date, certain of the 2022 CCA investments have been accelerated from initial plan. The cost of the CO2 injected into Phase 1 prior to tertiary production will be capitalized and is anticipated at $25 million in 2022. After tertiary production commences, expected in the second half of 2023, the cost of injected CO2 will be treated as lease operating expense.

Excluding the CCA EOR development, 2022 planned oil and natural gas capital expenditures total $190 million, an increase of more than 45 percent from 2021 and 125 percent from 2020. The Company has previously disclosed its estimated capital level to sustain production roughly flat year on year as ranging between $175 million to $200 million, currently estimated to be on the higher end of that range based on prevailing market conditions.

2022 tertiary development, excluding CCA, includes investments in the Heidelberg, Cranfield, and Soso fields in Mississippi and Oyster Bayou in Texas, amongst others. Non-tertiary development investments include projects at the Webster and Thompson fields in Texas as well as in the CCA waterflood areas in Montana.

The Company’s anticipated CCUS capital expenditures for 2022 of approximately $50 million is expected to be primarily directed toward acquiring, testing and Class VI permitting of multiple sequestration sites, including seismic and stratigraphic test wells. In addition, Denbury may make equity investments in certain CCUS partnerships to drive additional value in new project areas.

Sales volumes for 2022 are anticipated to range between 46,000 and 49,000 barrels of oil equivalent per day, with 97 to 98 percent of the volumes expected to be oil. The midpoint of the 2022 range is down slightly from 2021 primarily due to underinvestment in 2020 and 2021. 2022 sales volumes are anticipated to build through the year.

Detailed guidance is included in the Company’s supplemental materials which will be posted to the Denbury website before market open today.

ABOUT DENBURY

Denbury is an independent energy company with operations and assets focused on Carbon Capture, Use and Storage (CCUS) and Enhanced Oil Recovery (EOR) in the Gulf Coast and Rocky Mountain regions. For over two decades, the Company has maintained a unique strategic focus on utilizing CO2 in its EOR operations and since 2012 has been active in CCUS through the injection of captured industrial-sourced CO2. The Company currently injects over three million tons of captured industrial-sourced CO2 annually, and its objective is to fully offset its Scope 1, 2, and 3 CO2 emissions within this decade, primarily through increasing the amount of captured industrial-sourced CO2 used in its operations. For more information about Denbury, visit www.denbury.com.

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This press release contains forward-looking statements that involve risks and uncertainties, including estimates of 2022 capital expenditures and production levels, and they are based on engineering, geological, financial and operating assumptions that management of both parties believe are reasonable based on currently available information; however, their achievement are subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially. In addition, any forward-looking statements represent the parties’ estimates only as of today and should not be relied upon as representing its estimates as of any future date. The parties assume no obligation to update these forward-looking statements.

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DENBURY IR CONTACTS:
Brad Whitmarsh, 972.673.2020, brad.whitmarsh@denbury.com
Beth Bierhaus, 972.673.2554, beth.bierhaus@denbury.com
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